EXHIBIT 99.1

GoldSpring Announces Behre Dolbear NI 43-101 Report on The Comstock Mine Project, Validating Gold Equivalent Measured and Indicated Resources of 770,000 Ounces and Inferred Resources of 147,000 Ounces.

Virginia City, NV (May 17, 2010) — GoldSpring, Inc. (“GoldSpring” or the “Company”)(OTC Bulletin Board: GSPG) announced today the highlights of a National Instrument 43-101 (NI 43-101) technical report authored by Behre Dolbear & Company (USA) Ltd (“Behre Dolbear”), of Denver, Colorado.  The report stated a mineral resource estimate for the Comstock Mine Project in Storey County, Nevada, containing gold equivalent Measured and Indicated Resources of 770,000 ounces1.  The report also included an estimate of Inferred gold equivalent resources totaling an additional 147,000 ounces.

MEASURED, INDICATED, AND INFERRED RESOURCES
	Tons	Au (opt)	Ag (opt)	Total Au (ounces)	Total Ag (ounces)
Measured Resources	12,761,000	0.030	0.384	383,000	4,900,000
Indicated Resources	10,152,000	0.025	0.353	254,000	3,584,000
Total Measured and Indicated [i]	22,913,000	0.028	0.370	637,000	8,484,000

Inferred Resource	6,613,000	0.018	0.244	122,000	1,612,000
i. Rounding differences may occur

The Comstock Mine Project consists of over 4,250 acres of active lode mining claims in the Comstock Lode Mining District, with the bulk of the exploration drilling in the Billie the Kid and Lucerne Pit areas.   The project includes the Comstock Mine (formerly known as the Plum Mine), an existing open pit gold and silver mine, and heap leaching facility, which will be refurbished to accommodate new ore.  The resource estimate was derived from nearly 700 reverse circulation (“RC”) holes, drilled by the Company and its predecessors through early 2009.

“Because of the Comstock’s historic significance and its world-class bonanza precious metal grades, the geology is well known and has been studied in detail by many researchers,” stated Behre Dolbear. “Our geological team’s detailed, quality planning and analysis of existing historical data and targeted exploration drilling has significantly enhanced our understanding of the Comstock’s geology,” stated Corrado De Gasperis, Chief Executive Officer of the Company.

Mr. De Gasperis continued, “The results of this report exceeded our initial expectations both in terms of resource and progress towards mining operations.  This technical validation is another step in our plan to commence commercial mining and processing operations by early 2011, and to validate qualified resources (at least measured and indicated) and reserves (proven and probable) totaling 3,250,000 gold equivalent ounces by 2013.”

Mineralization within the project drill areas is gold enriched with silver to gold ratios of approximately 10:1.  This compares to ratios of silver to gold of 100:1 over the Comstock bonanza ore bodies.  Drilling has outlined gold and silver mineralization over a strike distance of nearly one mile, with in-fill drilling on 50-70 foot centers over 0.6 of a mile.  The modeled resource occupies an area of 81 acres, which is less than 2% of the Company’s mineral estate in the Comstock District, and is currently open to the north, south and east.  Based upon current information regarding the resource, including the presence of underground workings, mineralized outcrops, historic drilling and geological mapping, the Company believes that further drilling outside the currently planned ultimate pit limits is likely to result in developing substantial additional resources.

Behre Dolbear continued, “The Comstock Mine Project presents a well-explored epithermal precious metal deposit within a world-class mining district.  The geology of the project area is well described and understood through vigorous surface mapping and drill hole logging.  The density of geological data is high, and the reliability is excellent, particularly in the starter pit area.” Behre Dolbear concluded, “Exploration opportunities to expand the known mineralization down dip and along strike to the north and south are outstanding and have the potential of doubling the estimated Measured and Indicated Resource.”

The Behre Dolbear report included specific recommendations for improving the project.  The recommendations included core drilling, additional metallurgical and geotechnical testing, detailed processing design, and acceleration of the project’s permitting activities.  Behre Dolbear also recommended a preliminary feasibility study, which would allow the Company to calculate reserves that conform to the 43-101 Technical Report requirements.  “We appreciate the completeness of the Behre Dolbear report,” stated Mr. De Gasperis.  “Their recommendations are foundational to our strategic plan.”

The Company began two separate drilling programs in March, 2010.  A core drilling program concluded successfully in May after drilling 8 core holes.  Some of the core is designated for metallurgical testing, which will provide the data needed to maximize the recovery of precious metals.  Additional core will be used for geotechnical testing.  A RC drilling campaign began with infill drilling needed for a detailed mine design, and continued with drilling to test the continuity of mineralization to the north and to the east of the currently-modeled resource area.  The first phase of this campaign will end in June, 2010, and none of the results from these recent drilling activities are included in the NI 43-101 report published today.

1 Gold equivalent ounces were calculated using May 14, 2010 New York closing prices of $1,231.40 per ounce of gold and $19.34 per ounce of silver, as published by kitco.com.  This resulted in a ratio of 63.67 ounces of silver per equivalent ounce of gold, assuming equal recoveries of gold and silver.

About GoldSpring, Inc.

GoldSpring, Inc. is a North American precious metals mining company, focused in Nevada, with extensive, contiguous property in the Comstock Lode District.  In the Company's relatively short history, it secured permits, built an infrastructure and brought the Comstock Lode project into production. Since 2005, the Company has been acquiring additional properties around its Comstock Lode project in northern Nevada, expanding its footprint and creating opportunities for exploration and mining.  A drilling program through early 2009 has produced encouraging results, and led to increased engineering and permitting activities with the goal of returning the mine to production. The Company's objectives are to resume mine production, optimize metallurgical and mine processes, increase reserves through exploration and acquisitions, and continue to expand its footprint in the Comstock.

Cautionary Note to U.S. Investors: This press release uses the terms “measured resources,” “indicated resources,” and “inferred resources,” which are calculated in accordance with the Canadian National Instrument 43-101 and the Canadian Institute of Mining and Metallurgy Classification system.  The United States Securities and Exchange Commission (the “SEC”) does not recognize these terms and the SEC guidelines (Industry Guide 7) provide that such terms shall not be included in a registrant’s filings with the SEC (unless required to be disclosed by foreign or state law).  The SEC permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.  It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category.  U.S. investors are cautioned not to assume that any part or all of a measured, indicated or inferred resource exists or is economically or legally mineable. U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or from the SEC's website at http://www.sec.gov.

This press release and any related calls or discussions may contain forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements.  Forward-looking statements include statements about matters such as: future prices and sales of and demand for our products; future industry market conditions; future changes in our production capacity and operations; future production, operating and overhead costs; recapitalization and balance sheet restructuring activities (including stock splits, debt-for-equity exchanges, land-for-debt exchanges, capital raising and other activities); operational and management restructuring activities (including implementation of methodologies and changes in the board of directors); future employment and contributions of personnel; tax and interest rates; capital expenditures and their impact on us; nature and timing of restructuring charges and the impact thereof; productivity, business process, rationalization, restructuring, investment, acquisition, consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; offerings, sales and other actions regarding debt or equity securities; and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth.
The words "believe," "expect," "anticipate," "estimate," "project," "plan," "should," "intend," "may," "will," "would," "potential" and similar expressions identify forward-looking statements, but are not the exclusive means of doing so.

These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors set forth in our SEC filings and the following: the current global economic downturn and capital market weakness; the speculative nature of gold or mineral exploration, including risks of diminishing quantities or grades of qualified resources and reserves; operational or technical difficulties in connection with exploration or mining activities; contests over our title to properties; our ability to cure defaults under our current indebtedness; our substantial indebtedness and the impact such indebtedness may have on us; the possibility that our operating performance and operating prospects, and capital market conditions will limit our ability to timely meet our debt service obligations, comply with debt covenants, obtain necessary financing or refinancing or restructure indebtedness or our debt service obligations on acceptable terms or at all; potential dilution to our stockholders from our recapitalization and balance sheet restructuring activities; potential inability to continue to comply with government regulations; adoption of or changes in legislation or regulations adversely affecting our businesses; business opportunities that may be presented to or pursued by us; changes in the United States or other monetary or fiscal policies or regulations in response to the recent capital markets and economic crises; interruptions in our production capabilities due to unexpected equipment failures; fluctuation of prices for gold or certain other commodities (such as silver, copper, diesel fuel, and electricity); changes in generally accepted accounting principles; geopolitical events; potential inability to implement our business strategies; potential inability to grow revenues organically; potential inability to attract and retain key personnel; interruptions in delivery of critical supplies and equipment raw materials due to credit or other limitations imposed by vendors; assertion of claims, lawsuits and proceedings against us; potential inability to maintain an effective system of internal controls over financial reporting; potential inability or failure to timely file periodic reports with the SEC; potential inability to list our securities on any securities exchange or market; and work stoppages or other labor difficulties. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities.  All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.  We undertake no obligation to publicly update or revise any forward-looking statement.

Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy any securities.

Contact information for GoldSpring, Inc.:
P.O. Box 1118
Virginia City, NV 89440
Tel 775.847.5272
Fax 775.847.4762
http://www.goldspring.us